Exhibit 2
FOR IMMEDIATE RELEASE
August 4, 2005
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nissin-f.co.jp
Announcement of Stock Split
Nissin Co., Ltd. (the “Company”) hereby announces that the Company approved a stock split, as described below, at the Board of Directors meeting held on August 4, 2005.
1.	Purpose of the stock split

In addition to returning a part of the Company’s profit to shareholders, the Company believes that this stock split will allow investment in the Company to be more accessible to a broader and more diversified base of investors and will improve trading liquidity.

2.	Outline of the stock split

The 2-for-1 stock split of each common share will be effective Friday, November 18, 2005.
(1)	Splitting procedure:

The Company’s common shares owned by shareholders whose names are stated or recorded in the fiscal register of shareholders and the register of beneficiary shareholders as of Friday, September 30, 2005 shall be split 2 for each one share.

(2)	Number of shares to be increased due to the stock split:

The last number of shares outstanding as of Friday, September 30, 2005 multiplied by 1.

(3)	Schedule:

Record date of the stock split:	Friday, September 30, 2005.
Effective date:	Friday, November 18, 2005.
3.	Start date for the computation of dividends: Saturday, October 1, 2005.

4.	Any other matters required for the stock split shall be determined at subsequent meetings of the Board of Directors.

5.	At today’s Board of Directors meeting, a resolution was adopted to the effect that in association with the aforementioned stock split, the total number of shares authorized to be issued, which is set forth in the Company’s Articles of Incorporation, be increased by 1,920 million to 3,840 million shares as of Friday, November 18, 2005, in accordance with Article 218, Paragraph 2, of the Japanese Commercial Code.

<Reference>
1.	The number of shares to be increased by the stock split is not specified because the number of shares outstanding as of the record date of the stock split may be increased by any conversion of convertible bonds and/or exercise of stock options in the form of new share subscription rights until the record date of the stock split.

2.	The total number of shares outstanding after the stock split calculated based on the number of shares outstanding as of July 31, 2005 would be as follows:

(1) Total number of shares outstanding as of August 4, 2005:	656,847,833.
(2) Total number of shares to be increased by the stock split:	656,847,833.
(3) Total number of shares outstanding after the stock split:	1,313,695,666.
3.	There will be no increase in common stock with regard to this stock split.

Common stock as of July 31, 2005: ¥8,045,179,224.

4.	With respect to dividends for the fiscal year ended March 31, 2006, the stock split will have no effect on the dividend policy, since the Company aims at a 30% payout ratio versus consolidated net income, as described in our press release, “Dividend Policy Revision”, dated on May 9, 2005.

5.	Along with the stock split, the company will adjust the conversion price for the 3rd unsecured convertible bonds as well as the exercise price for stock options in the form of new share subscription rights on and after October 1, 2005, as described below.

Description	Conversion (Exercise) Price
	After Adjustment	Before Adjustment
3rd unsecured convertible bonds	¥81.80	¥163.60
4th stock options in the form of new share subscription rights (by resolution adopted at the Annual General Meeting of Shareholders held on June 24, 2003)	¥56.00	¥111.00
5th stock options in the form of new share subscription rights (by resolution adopted at the Annual General Meeting of Shareholders held on June 22, 2004)	¥105.00	¥209.00
6th stock options in the form of new share subscription rights (by resolution adopted at the Annual General Meeting of Shareholders held on June 22, 2004)	¥109.00	¥217.00
7th stock options in the form of new share subscription rights (by resolution adopted at the Annual General Meeting of Shareholders held on June 22, 2004)	¥134.00	¥268.00
8th stock options in the form of new share subscription rights (by resolution adopted at the Annual General Meeting of Shareholders held on June 22, 2005)	¥116.00	¥231.00